Exhibit 99.1

News Release

Newell Brands Provides Update on

Accelerated Transformation Plan at CAGNY Conference

Highlights Progress on Accelerated Post-Acquisition Transformation Plan

Management Focused On Driving Growth and Improved Operational Performance

Reaffirms Full-Year 2018 Outlook

HOBOKEN, NJ – February 22, 2018 – Newell Brands Inc. (NYSE: NWL) Chief Executive Officer Michael B. Polk today will highlight the strong progress the company is making to achieve improved operational performance and accelerate its transformation plan at the 2018 Consumer Analyst Group of New York (CAGNY) Conference. As previously announced, the company has identified an accelerated path to transform Newell and deliver enhanced value for shareholders. Through these initiatives, which will be discussed further during the presentation, Newell will emerge simpler, faster and stronger:

•	Optimizing the portfolio to ensure focus on brands with attractive margins and growth potential in global categories. Following a series of potential divestitures, Newell expects to have nine core consumer divisions with approximately $11 billion in net sales and $2 billion of EBITDA. The remaining businesses have strong POS trends, faster growth trajectories related to nearly 20% of their U.S. sales being e-commerce based, deep innovation pipelines and simplified customer and supply chain footprints. Collectively, the remaining businesses are expected to benefit from a more than 50 percent reduction in commodity exposure, significantly higher ecommerce penetration and expected improvement in gross and operating margins.

•	Driving operational efficiency and simplifying operations, including a 50 percent reduction in the company’s global factory and warehouse footprint, a 50 percent reduction in its customer base and the consolidation of 80 percent of global sales on two enterprise resource planning (ERP) platforms by the end of 2019. These changes are intended to accelerate overhead reduction, exit more cyclical industrial businesses to capitalize on robust, record-high multiples and improve shared operations, productivity and working capital.

•	Improving financial flexibility and increasing free cash flow productivity. Newell’s divestiture plan is expected to generate approximately $6 billion in net proceeds after taxes, with roughly two-thirds of those proceeds to be used for debt reduction and one third available for additional share repurchases. The company continues to focus on achieving its remaining $730 million synergies and cost savings target, including approximately $275 million in 2018, to fuel further investments, expand margins and drive cash flow generation.

•	Capitalizing on Newell’s scale and differentiated capabilities to drive market share gains through innovation, e-commerce and international deployment.

Reaffirms 2018 Full-Year Outlook

The company also reaffirmed its full-year 2018 outlook previously provided on its fourth quarter earnings call and earnings release on February 16, 2018.

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Board Refreshment

In a separate release today, as a part of ongoing efforts to refresh the Board of Directors, Newell Brands announced the appointment of two new independent directors and its intention to nominate one additional director at its 2018 Annual Meeting of Stockholders.

CAGNY Webcast

The CAGNY presentation will be webcast live at 1:00 p.m. ET and may be accessed by selecting Events & Presentations from the Investor Relations tab of the Newell Brands website at www.newellbrands.com. The webcast will be archived and available for replay following the live presentation.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Additional Information

In connection with Newell Brands’ 2018 Annual Meeting of Shareholders, Newell Brands will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell Brands at its website, www.newellbrands.com, or through a request in writing sent to Newell Brands at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. Certain information concerning certain of these participants is set forth in the Company’s definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated August 24, 2017, January 21, 2018 and February 16, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Caution Concerning Forward-Looking Statements

Statements in this press release, other than those of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,”

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“believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that the Company will complete any or all of the potential transactions, and other initiatives referenced in this release. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at Newell Brands’ 2018 Annual Meeting;

•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of the Company’s customers;

•	the Company’s ability to improve productivity, reduce complexity and streamline operations;

•	the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings;

•	the Company’s ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	the Company’s ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of the Company’s key information technology systems or related controls;

•	future events that could adversely affect the value of the Company’s assets and require impairment charges;

•	the impact of United States or foreign regulations on the Company’s operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

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•	product liability, product recalls or related regulatory actions;

•	the Company’s ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to the Company’s pension plans; and

•	other factors listed from time to time in the Company’s filings with the SEC including, but not limited to, the Company’s most recent Annual Report on Form 10-K.

The information contained in this press release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors:	Media:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and Corporate	Director, External
Communications	Communications
+1 (201) 610-6857	+1 (551) 574-8031
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

or

Joele Frank / Jim Golden / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
+1 (212) 355-4449
ETrissel@joelefrank.com